EXHIBIT 3.32
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION
OF
SERIES D CONVERTIBLE PREFERRED STOCK
OF
COMMUNICATION INTELLIGENCE CORPORATION
It is hereby certified that:
1.            The name of the corporation is Communication Intelligence Corporation (the "Corporation").
2.            The original Certificate of Designation of the Series D Convertible Preferred Stock (the "Certificate of Designation") was filed with the Secretary of State of the State of Delaware on November 13, 2012.
3.            The Certificate of Designation is hereby amended as follows:
Section 1 of the Certificate of Designation is hereby deleted and replaced in its entirety with the following:
"1.Designation and Number.  The shares of such series may be issued in one or more series. The shares of such series shall be designated as either (i) Series D-1 Convertible Preferred Stock with a par value of $0.01 per share (the "Series D-1 Preferred Stock"), which shall consist of Ten Million (10,000,000) shares, or (ii) Series D-1 Convertible Preferred Stock with a par value of $0.01 per share (the "Series D-2 Preferred Stock"), which shall consist of Ten Million (10,000,000).  References to the "Series D Preferred Stock" shall collectively refer to both the Series D-1 Preferred Stock and the Series D-2 Preferred Stock."
4.            This Amendment has been duly adopted in accordance with Sections 228 and 242(b) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Amendment dated as of March 24, 2015.

____/s/ Craig Hutchison__________________
Name:Craig Hutchinson
Title:Vice President and Assistant Treasurer